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EXHIBIT 7(A)(1)

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Directors of
Digital Equipment Corporation:

We have audited the accompanying statement of assets sold, of the Network Products Business of Digital Equipment Corporation (the "Business") as of June 28, 1997, and the related statement of revenue and direct operating expenses, for the fiscal year ended June 28, 1997. The statement of assets sold and statement of revenue and direct operating expenses are the responsibility of Digital Equipment Corporation's management. Our responsibility is to express an opinion on these statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement of assets sold and statement of revenue and direct operating expenses are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the statement of assets sold and the statement of revenue and direct operating expenses. We believe that our audit provides a reasonable basis for our opinion.

The accompanying statements were prepared to present the assets sold to Cabletron Systems, Inc. of the Business and the revenue and direct operating expenses of the Business pursuant to the acquisition agreement described in Note 1, and are not intended to be a complete presentation of the Business' financial position or results of operations.

In our opinion, the statements referred to above present fairly, in all material respects, the assets sold of the Business as of June 28, 1997, and its revenue and direct operating expenses for the year then ended, pursuant to the acquisition agreement described in Note 1, in conformity with generally accepted accounting principles.

                                                        Coopers & Lybrand L.L.P.

February 19, 1998
Boston, Massachusetts